CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 9 to the registration statement on Form N-1A (the "Registration Statement") of Evergreen Municipal Trust of our report dated October 14, 1998, relating to the financial statements and financial highlights of Evergreen Florida High Income Municipal Bond Fund (the "Fund"), appearing in the Fund's August 31, 1998 Annual Report to Shareholders, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the heading "Independent Auditors" in such Statement of Additional Information.




PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York 10036
October 30, 1998